    As filed with the Securities and Exchange Commission on December 21, 2001
                                                      Registration No. 333-73550

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------
                                 CONCEPTUS, INC.
             (Exact name of registrant as specified in its charter)

        Delaware                  Conceptus, Inc.           97-3170244
  (State or other jurisdiction      1021 Howard Avenue       (I.R.S. employer
of incorporation or organization)  San Carlos, CA  94070  identification number)
                                     (650) 802-7240
                        (Address, including zip code, and
                     telephone number, including area code,
                  of registrant's principal executive offices)

                                  Steven Bacich
                                President and CEO
                                 Conceptus, Inc.
                               1021 Howard Avenue
                              San Carlos, CA 94070
                                 (650) 802-7240
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           --------------------------

                                   Copies to:
                              Michael W. Hall, Esq.
                               Ora T. Fisher, Esq.
                                Latham & Watkins
                             135 Commonwealth Drive
                          Menlo Park, California 94070
                                 (650) 328-4600
                           --------------------------

                           Approximate date of commencement of proposed sale to
the public: From time to time after this registration statement becomes effective.
                           If the only securities being registered on this Form
are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

                           If any of the securities being registered on this
Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

                           If this Form is filed to register additional
securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

                           If this Form is a post-effective amendment filed
pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

                           If delivery of the prospectus is expected to be made
pursuant to Rule 434, please check the following box. |_|

                           --------------------------

         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the related registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state where the offer or sale is not permitted.


  PROSPECTUS
  ----------

                 SUBJECT TO COMPLETION, DATED DECEMBER 21, 2001


                                 CONCEPTUS, INC.

                        2,326,000 Shares of Common Stock

                  This prospectus covers up to 2,326,000 shares of Conceptus' common stock that may be offered for sale by the stockholders named in this prospectus and the person(s) to whom such stockholders may transfer their shares. The selling stockholders and any broker-dealer who may participate in sales of the shares may use this prospectus. See "Plan of Distribution."

                  We will not receive proceeds from the sale of the shares. We will bear substantially all expenses of registration of the shares. The selling stockholders will pay any underwriting fees, discounts or commissions, and transfer taxes.

                  Our common stock is traded on the Nasdaq National Market under the symbol "CPTS." On December 19, 2001 the last sale price for the common stock as reported on the Nasdaq National Market was $22.99.

                                 --------------

              Investing in the common stock involves certain risks.
                          See "Risk Factors" on page 2.

                  Neither the SEC nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


                                 ______________

              The date of this Prospectus is _______________, 2001.

                                 ______________

                             SUMMARY OF OUR BUSINESS

                  We develop, manufacture and market an innovative and proprietary non-surgical permanent birth control device for women. Essure(TM) (formerly called STOP(TM)) delivers a flexible micro-coil into a woman's fallopian tubes and is designed to provide permanent birth control by causing a tissue in-growth that blocks the fallopian tubes. Essure is typically performed as an outpatient procedure and is intended to provide a non-incisional alternative to surgical tubal ligation.

                  Conceptus is a Delaware corporation formed in 1992. Our principal executive offices are located at 1021 Howard Avenue, San Carlos, California 94070, telephone (650) 802-7240.

                                  RISK FACTORS

                  An investment in our common stock involves a high degree of risk. You should consider carefully the following factors and all other information contained in and incorporated by reference in this prospectus before deciding to purchase shares of our common stock. Additional risks and uncertainties that are not yet identified or that we think are immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

     We have a history of operating losses, we expect to incur significant operating losses for the foreseeable future, and we may never achieve or maintain profitability.

         We have incurred significant operating losses since our inception in 1992, including operating losses of $15.8 million in the year ended December 31, 2000 and $13.3 million in the nine months ended September 30, 2001. We expect to continue to incur significant operating expenses as we complete the pivotal trial of Essure for U.S. FDA approval and expand sales and marketing efforts. We expect to continue to incur significant operating losses until sufficient revenues can be generated to offset these expenses. We may not be able to generate these revenues, and we may never achieve profitability. Our failure to achieve and sustain profitability could negatively impact the market price of our common stock.

     We are a one-product company. Our efforts to develop Essure may be unsuccessful, which would harm our business and force us to curtail or cease operations.

         We are developing Essure, a medical device and procedure designed to provide a non-incisional alternative to tubal ligation. The Essure device is a proprietary micro-coil designed to be placed permanently into each fallopian tube using our minimally invasive transcervical (through the cervix) tubal access catheter system. The Essure device is our only product and we are wholly dependent on it. Clinical trials of Essure are still ongoing. Until the development and clinical testing processes are complete, we cannot be certain that Essure will perform in the manner we anticipate. In March 2000, we obtained approval from the FDA to commence a pivotal trial of the Essure device. The pivotal trial is designed to obtain 12-month effectiveness data on Essure in 400 patients to support an application for FDA premarket approval. We may not be able to complete our pivotal trial efforts successfully, which would harm our business and force us to curtail or cease operations.

     If our product fails to gain market acceptance, our business will suffer.

         We are introducing a novel product into the contraception market. The contraception market is dominated by procedures which are well established among physicians and patients and are routinely taught to new physicians. As a result, we cannot be certain that physicians and patients will accept our product. We believe that recommendations and endorsements by physicians will be essential for market acceptance of our product, and we may not be able to obtain these recommendations or endorsements. We believe that physicians will not use products unless they determine, based on clinical data and other factors, that these systems are an attractive alternative to other means of contraception and that the products offer clinical utility in a cost-effective manner. Currently, there is only interim data on Essure from our Phase II clinical study and pivotal trials. Physicians are traditionally slow to adopt new products and treatment practices, partly because of perceived liability risks. If Essure does not achieve significant market acceptance among physicians, patients and healthcare payors, even if reimbursement and necessary international and U.S. regulatory approvals are obtained, we may never achieve significant revenues or profitability.

     If the effectiveness and safety of our product are not supported by long-term data, we may not achieve market acceptance and we could be subject to liability.

         We have obtained only interim clinical data on the safety and effectiveness of our product. We do not know whether long-term safety and effectiveness data when collected will be consistent with the interim results obtained in our Phase II clinical studies or our pivotal trial, nor can we assure you that Essure can be successfully used by a wide range of patients on a long-term basis as a safe and effective permanent contraceptive method. If longer-term patient studies or clinical experience indicate that Essure is less effective or less safe than our current data suggest, we may not achieve market acceptance and/or we could be subject to significant liability. Further, we may find that our data are not substantiated in studies involving more patients, in which case we may never achieve significant revenues or profitability.

     We may not receive regulatory approvals for Essure.

         Numerous government authorities, both in the U.S. and internationally, regulate the manufacture and sale of medical devices, including Essure. In the U.S., the principal regulatory authorities are the FDA and corresponding state agencies such as the California Department of Health Services. The process of obtaining and maintaining required regulatory clearances is lengthy, expensive and uncertain.

         The FDA requires companies that wish to market a new medical device or an existing medical device for use for a new indication to obtain either FDA clearance of a premarket notification under Section 510(k) of the Federal Food, Drug, and Cosmetic Act or FDA approval of a premarket approval application (referred to as a PMA) prior to the introduction of the product into the market. We are currently in the process of applying for a PMA. The PMA process can take several years from initial filing and requires the submission of extensive supporting data and clinical information. We cannot assure you that we will be able to obtain necessary PMA or other approvals to market Essure on a timely basis, if at all. Moreover, regulatory clearances, if granted, may include significant limitations on the indicated uses or product label for which a product may be marketed, or requirement to collect significant amount of clinical data post-approval. Delays in receipt of or failure to receive such clearances or approvals, the loss of previously received clearances or approvals, significant limitations on indicated uses or product label, or requirement to collect significant amount of clinical data post-approval, or our failure to comply with existing or future regulatory requirements will delay or prevent us from generating product revenues.

         Sales of medical devices outside of the U.S. are subject to international regulatory requirements that vary widely from country to country. The time required to obtain clearance required by foreign countries may be longer or shorter than that required for FDA clearance, and requirements for licensing may differ significantly from FDA requirements. Many countries in which we currently operate or intend to operate either do not currently regulate medical devices or have minimal registration requirements; however, these countries may develop more extensive regulations in the future which could delay or prevent us from marketing Essure in these countries.

         The FDA and certain foreign regulatory authorities impose numerous requirements with which medical device manufacturers must comply in order to obtain and maintain regulatory approvals. FDA enforcement policy strictly prohibits the promotion of approved medical devices for uses other than those specifically cleared for marketing by the FDA. We will be required to adhere to applicable FDA regulations regarding Quality System Regulation and similar regulations in other countries, which include testing, control and documentation requirements. Ongoing compliance with Quality System Regulation and other applicable regulatory requirements will be monitored through periodic inspections by federal and state agencies, including the FDA and the California Department of Health Services, and by comparable agencies in other countries. If we fail to comply with applicable regulatory requirements, we may be subject to, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to grant premarket clearance or premarket approval for devices, withdrawal of approvals and criminal prosecution.

     Our clinical trials and the commercial introduction of our product could take longer to commence or complete than we expect.

         Although for planning purposes we forecast the commencement and completion of various milestones, including clinical trials, the actual timing of these events can vary dramatically due to factors which are outside of our control such as delays, scheduling conflicts with participating physicians and patients, and the rate of patient accruals. We cannot assure you that any of the clinical trials involving our product or sales of our product will commence or be completed as forecasted. Our failure to commence or complete, or delays in, any of our planned clinical trials or the commercial introduction of our product could shake investors' confidence in our ability to develop products, which would likely cause our stock price to decrease.

     Inadequate or loss of reimbursement from government or third-party payors may limit our future product revenues and delay profitability.

         Market acceptance of Essure in the U.S. and in international markets will be dependent in part upon the availability of reimbursement within prevailing healthcare payment systems. Reimbursement systems in international markets vary significantly by country and sometimes by region, and reimbursement approvals must be obtained on a country-by-country basis. Many international markets have government-managed health care systems that determine reimbursement for new devices and procedures. In most markets, there are private insurance systems as well as government-managed systems. Regardless of the type of reimbursement system, we believe that physician advocacy of our products will be required to obtain reimbursement. Availability of reimbursement will depend on the clinical effectiveness and cost of our products. We cannot be certain that reimbursement for our products will be available in the U.S. or in international markets under either government or private reimbursement systems, or that physicians will support and advocate reimbursement for use of our systems for all indications intended by us. Large-scale market acceptance of Essure will depend on the availability and level of reimbursement in targeted international markets. We may be unable to obtain or maintain reimbursement in any country within a particular time, for a particular amount, or at all, which may limit our future product revenues and delay or prevent profitability.

     Our intellectual property rights may not provide meaningful commercial protection for our products, which could enable third parties to use our technology, or very similar technology, and could reduce our ability to compete in the market.

         We rely on patent, copyright, trade secret and trademark laws to limit the ability of others to compete with us using the same or similar technology in the U.S. and other countries. However, as described below, these laws afford only limited protection and may not adequately protect our rights to the extent necessary to sustain any competitive advantage we may have. The laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the U.S., and many companies have encountered significant problems in protecting their proprietary rights abroad. These problems can be caused by the absence of rules and methods for defending intellectual property rights.

         We will be able to protect our technology from unauthorized use by third parties only to the extent that they are covered by valid and enforceable patents or are effectively maintained as trade secrets. The patent positions of companies developing medical devices, including our patent position, generally are uncertain and involve complex legal and factual questions particularly as to questions concerning the enforceability of such patents against alleged infringement. Recent judicial decisions are prompting a reinterpretation of the limited case law that exists in this area, and consequently we cannot assure you that historical legal standards surrounding the questions of infringement and validity will be applied in future cases. In addition, legislation is pending in Congress that, if enacted in its present form, would limit the ability of medical device manufacturers in the future to obtain patents on surgical and medical procedures that are not performed by, or as a part of, devices or compositions that are themselves patentable. Our ability to protect our proprietary methods and procedures may be compromised by the enactment of this legislation or any other limitation or reduction in the patentability of medical and surgical methods and procedures. Changes in either the patent laws or in interpretations of patent laws in the U.S. and other countries may therefore diminish the value of our intellectual property.

         We own, or control through licenses, a variety of issued patents and pending patent applications. However, the patents on which we rely may be challenged and invalidated, and our patent applications may not result in issued patents. Moreover our patents and patent applications may not be sufficiently broad to prevent others from practicing our technologies or from developing competing products. We also face the risk that others may independently develop similar or alternative technologies or design around our patented technologies.

         We have taken security measures to protect our proprietary information, especially proprietary information that is not covered by patents or patent applications. These measures, however, may not provide adequate protection of our trade secrets or other proprietary information. We seek to protect our proprietary information by entering into confidentiality agreements with employees, collaborators and consultants. Nevertheless, employees, collaborators or consultants may still disclose our proprietary information and we may not be able to protect our trade secrets in a meaningful way. If we lose any employees we may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by those former employees despite the existence of a nondisclosure and confidentiality agreement and other contractual restrictions to protect our proprietary technology. In addition, others may independently develop substantially equivalent proprietary information or techniques or otherwise gain access to our trade secrets.

         Our ability to compete effectively will depend substantially on our ability to develop and maintain proprietary aspects of our technology. Our issued patents, any future patents that may be issued as a result of our United States or foreign patent applications, or the patents under which we have license rights may not offer any degree of protection against competitive products. Any patents that may be issued or licensed to us or any of our patent applications could be challenged, invalidated or circumvented in the future. Our success will depend on our ability to operate without infringing or misappropriating the proprietary rights of others.

         We may be exposed to future litigation by third parties based on claims that our products infringe the intellectual property rights of others. There are numerous issued patents in the medical device industry and as described in the next risk factor, the validity and breadth of medical device patents involve complex legal and factual questions for which important legal principles remain unresolved. Our competitors may assert that our product and the methods we employ may be covered by US or foreign patents held by them. In addition, because patent applications can take many years to issue, there may be currently pending patent applications of which we are unaware which may later result in issued patents that our products may infringe. There could also be existing patents of which we are not aware, that our product may inadvertently infringe. If we lose a patent infringement lawsuit, we could be prevented from selling our product unless we can obtain a license to use technology or ideas covered by that patent or are able to redesign the product to avoid infringement. A license may not be available to us at all on terms acceptable to us or we may not be able to redesign our products to avoid any infringement. If we are not successful in obtaining a license or redesigning our products, we may be unable to sell our products and our business could suffer.

     We may be a party to patent litigation, which could be expensive and divert our management's attention.

         The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights, and companies in the industry have used intellectual property litigation to gain a competitive advantage. We may become a party to patent infringement claims and litigation or interference proceedings declared by the U.S. Patent and Trademark Office to determine the priority of inventions. The defense and prosecution of these matters are both costly and time consuming. We may need to commence proceedings against others to enforce our patents, to protect our trade secrets or know-how or to determine the enforceability, scope and validity of the proprietary rights of others. These proceedings will result in substantial expense to us and significant diversion of effort by our technical and management personnel. An adverse determination in litigation or interference proceedings to which we may become a party could subject us to significant liabilities to third parties or require us to seek licenses from third parties. Although patent and intellectual property disputes in the medical device area have often been settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and could include ongoing royalties. We may be unable to obtain necessary licenses on satisfactory terms, if at all. Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from manufacturing and selling Essure. A patent issued to Target Therapeutics, a unit of Boston Scientific Corporation, that contains claims relating to the design of our variable softness micro-catheters and is subject to our license from Target has been the subject of four reexamination proceedings in the U.S. Patent and Trademark Office and an infringement lawsuit by Target. Although the U.S. Patent and Trademark Office reaffirmed the patentability of the claims of the Target patent and the lawsuit was settled, the Target patent could be infringed, otherwise challenged or invalidated in the future. If the Target patent is invalidated, we may be unable to develop, market and sell Essure.

     We have limited sales and marketing experience and minimal distribution capabilities, and if we are unable to develop our sales and marketing capabilities or enter into appropriate distribution agreements, we may be unsuccessful in commercializing Essure.

         In order to market, sell and distribute Essure upon receipt of regulatory approvals, we will need to continue to develop a sales force and marketing group with relevant experience and enter into additional arrangements with third parties to distribute Essure. Developing a marketing and sales force is expensive and time consuming and could delay our product launch. If we fail to establish adequate marketing and sales capabilities or enter into successful distribution arrangements with third parties, we may be unable to commercialize Essure successfully. We have limited manufacturing experience and may rely on third party manufacturers.

         We have limited experience in manufacturing Essure in commercial quantities. If we are successful in marketing Essure, we plan to increase internal manufacturing operations as well as to use third party manufacturers to manufacture the products. We have identified candidates that we believe could adequately produce Essure with the appropriate quality and sufficient volumes. However, third party manufacturers often encounter difficulties in scaling up production of new products, including problems involving production yields, quality control and assurance, component supply and shortages of qualified personnel, and regulatory compliance with FDA requirements. We and/or our third party manufacturers may encounter manufacturing difficulties, which could prevent or delay commercialization of Essure.

     We depend upon sole source suppliers and have no contractual arrangements.

         We purchase both raw materials used in our products and finished goods from various suppliers, and we rely on single sources for some items, including the delivery catheter tubing and polyester fiber. We do not have formal supply contracts with several key vendors and, accordingly, these firms may not continue to supply us with raw materials or finished goods in sufficient quantities, or at all. Delays associated with any future raw materials or finished goods shortages could delay commercialization of Essure, particularly as we scale up our manufacturing activities in support of international commercial sales of Essure and, to the extent that FDA approval is received, U.S. commercial sales of Essure.

     Health care reform may limit our return on our product.

         There are efforts by governmental and third party payors to contain or reduce the costs of health care through various means. We expect that there will continue to be a number of legislative proposals to implement government controls. The announcement of proposals or reforms could impair our ability to raise capital. The adoption of proposals or reforms could impair our business.


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


     We may be exposed to product liability claims, and we have only limited insurance coverage.

         The manufacture and sale of medical products involve an inherent risk of exposure to product liability claims and product recalls. Although we have not experienced any product liability claims to date, we cannot assure you that we will be able to avoid significant product liability claims and potential related adverse publicity. We currently maintain product liability insurance with coverage limits of $10,000,000 per occurrence and an annual aggregate maximum of $10,000,000, which we believe is comparable to that maintained by other companies of similar size serving similar markets. However, we cannot assure you that product liability claims in connection with clinical trials or sale of Essure will not exceed such insurance coverage limits or that such insurance will continue to be available on commercially reasonable terms, or at all. In addition, we may require increased product liability coverage as Essure is commercialized. Such insurance is expensive and in the future may not be available on acceptable terms, if at all. A successful product liability claim or series of claims brought against us in excess of our insurance coverage, or a recall of our products, could cause our stock price to fall.

     Loss of key management or technical personnel may delay our development efforts.

         We depend on a number of key management and technical personnel. The loss of the services of one or more key employees could delay the achievement of our development objectives. Our success will also depend on our ability to attract and retain additional highly qualified management and technical personnel. We face intense competition for qualified personnel, many of whom are often subject to competing employment offers, and we cannot assure you that we will be able to attract and retain such personnel. Furthermore, we rely on the services of several medical and scientific consultants, all of whom are employed on a full-time basis by hospitals or academic or research institutions. We may be unable to achieve our development objectives if we lose the services of any of these consultants.

     We face intense competition, and if we are unable to compete effectively, demand for Essure may be reduced.

         The medical device industry is highly competitive and is characterized by rapid and significant technological change. The length of time required for product development and regulatory approval plays an important role in a company's competitive position. As we commercialize our Essure device, we expect to compete with:

         o other methods of permanent contraception, in particular tubal ligation;

         o other methods of long-term contraception, including devices such as IUDs and prescription drugs such as the birth control pill, injectable and implantable contraceptives and emergency contraception; and

         o other companies that may develop permanent contraception devices that are similar to or otherwise compete with Essure.

         We are aware of companies that are in the early stages of development of a permanent contraception device similar to ours, and other companies may develop products that could compete with Essure. We also compete with other companies for clinical sites in which to conduct trials. Competitive factors may render Essure obsolete or noncompetitive or reduce demand for Essure.

     If we experience difficulties in our foreign sales and operations, our financial condition will be harmed.

         Our financial condition in the near term is highly dependent on the sale of Essure in Australia and other countries outside of the U.S. If we experience difficulties in our international sales and operations, our business will suffer and our financial condition will be harmed. Our international operations and sales are subject to a number of risks, including:

         o  currency fluctuations;

         o  difficulties in staffing and managing foreign operations;

         o  difficulties in accounts receivable collection;

         o  recessions in economies outside the U.S.;

         o  unexpected changes in regulatory requirements;

         o  potentially adverse tax consequences;

         o reduced protection for intellectual property rights in some countries; and

         o  political and economic stability.

     Our future liquidity and capital requirements are uncertain.

         We do not currently have sufficient capital resources to commercialize the Essure product on a wide-scale basis. Accordingly, we may require additional financing and therefore, may in the future seek to raise additional funds through bank facilities, debt or equity offerings or other sources of capital. Any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants. Additional funding may not be available when needed or on terms acceptable to us. If we are unable to obtain additional capital, we may be required to delay, reduce the scope of or eliminate our research and development programs or reduce our selling and marketing activities. We expect to have negative cash flows from operations through at least 2003. Our future liquidity and capital requirements will depend upon many factors, including, among others:

         o the progress and cost of clinical research and product development programs;

         o timing of receipt of U.S. and international governmental clearances and approvals;

         o  resources devoted to increasing our manufacturing capacity;

         o resources devoted to establish sales and marketing and distribution capabilities;

         o  the rate of product adoption by doctors and patients; and

         o  obtaining insurance coverage for our Essure device.

     Our future quarterly results may fluctuate.

         Our future revenues and results of operations may fluctuate significantly from quarter to quarter and will depend upon, among other factors:

         o  the progress of our clinical trials;

         o  actions relating to regulatory and reimbursement matters;

         o  the extent to which Essure gains market acceptance; and

         o  introduction of competitive products.

     Our stock price will be volatile.

         Our stock price has in the past been, and will likely in the future be, subject to significant volatility, particularly on a quarterly basis. Any shortfall in revenue or earnings from levels expected by securities analysts could have an immediate and significant adverse effect on the trading price of our common stock in any given period. We participate in a highly dynamic industry, which often results in significant stock price volatility. The market prices of the common stock of many publicly held medical device companies have in the past been, and may continue to be, especially volatile. Factors that may have a significant influence on the market price of our common stock include:

         o  fluctuations in our operating results;

         o announcements of technological innovations or new products by us or our competitors;

         o  FDA and international regulatory actions;

         o  changes in reimbursement levels;

         o  developments with respect to patents or proprietary rights;

         o announcements of or changes in previously announced product effectiveness data;

         o public concern as to the safety of products developed by us or others;

         o  changes in healthcare policy in the U.S. and internationally;

         o  potential product quality and recall issues;

         o changes in stock market analyst recommendations regarding us, our competitors or the medical device industry generally; and

         o  changes in general market conditions.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

                  This prospectus includes or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, which are based on assumptions and describe our future plans, strategies and expectations, are generally identifiable by the use of the words "anticipate," "believe," "estimate," "expect," "intend," "project," or similar expressions. These forward-looking statements are subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth under the caption "Risk Factors" and the documents incorporated by reference in this prospectus. If one or more of these risks or uncertainties materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph.

                            THE SELLING STOCKHOLDERS


                  The following table provides information regarding the shares held as of December 14, 2001 and to be offered under this prospectus from time to time by each selling stockholder. We sold the shares being offered under this prospectus to the selling stockholders in a private placement transaction for $13.25 per share on November 5, 2001. In connection with the sale, we agreed to file a registration statement providing for the resales of the shares as described in this prospectus. Because the selling stockholders may sell all, some or none of their shares using this prospectus, only an estimate can be given as to the number and percentage of shares that each selling stockholder will hold upon termination of this offering. Our estimate assumes all of the shares being offered under this prospectus are sold by the selling stockholders and is based on an aggregate of 16,236,873 shares of common stock issued and outstanding as of November 5, 2001.



                                               Number of Shares                                           Shares and
                                                   Owned                         Number of                Percentage
                                                Prior to this                     Shares                 Owned After
           Name of Selling Stockholder           Offering                      Being Offered             the Offering
           ---------------------------           --------                      -------------             ------------
Master Small Cap Value Trust                     1,131,200                       687,000                444,200 (2.7)
Merrill Lynch Small Cap Value
      Focus Fund of Merrill Lynch                  349,900                       213,000                136,900 (*)
      Variable Series Funds, Inc.
Federated Kaufmann Fund                          1,823,286                       600,000              1,223,286 (7.5)
Enterprise Offshore Global
      Healthcare #1335                               4,000                           300                  3,700 (*)
NACM Global Healthcare                              38,200                        37,300                    900 (*)
      Fund #1009

Maestral Global Healthcare                           2,200                         1,900                    300 (*)
      Fund #1189
Raytheon Global Healthcare                          44,500                        44,500                      --
      Fund #1090
Enterprise Global Healthcare                         7,500                         6,400                   1,100 (*)
      Fund #1221
Raytheon Global Healthcare                           9,600                         9,600                      --
      401K #1226

Ponte Vedra Partners Ltd                                                                                      --
                                                    20,000                        20,000
Peter A. Massaniso Roth IRA                                                                                   --
                                                     6,000                         6,000
Massaniso Family Limited
      Partnership                                    4,000                         4,000                      --

ProMed Partners, L.P.                             24,200                             24,200              --

ProMed Partners II, L.P.                           2,500                              2,500              --

Deutsche Asset Management Health
      Sciences Fund I, Ltd.                       23,300                             23,300              --

Westfield Life Sciences Fund L.P.                 18,000                             18,000              --

Westfield Life Sciences Fund L.P. II               7,000                              7,000              --

RS Diversified Growth                            335,000                            225,000         110,000 (*)

RS Diversified Investment Advisors
      Special Equity Fund                        166,100                             90,000          76,100 (*)

RS Smaller Company Growth Fund                   115,000                             25,000          90,000 (*)

Formula Growth Fund                               90,000                             90,000              --

Formula Unit Trust                               110,000                            110,000              --

Isle Investors, LLC                               28,500                             25,000           3,500 (*)

LAMB Partners                                     89,686                             25,000          64,686 (*)

Neil G. Bluhm                                     93,400                             25,000          68,400 (*)

Marie-Helene Plais, M.D.                          6,000                               6,000              --
                                              ---------                           ---------       ---------
           Total                              4,549,072                           2,326,000       1,823,072
                                              =========                           =========       =========

*Less than 1%


         Marie-Helene Plais, M.D. is a member of our board of directors. We are unaware of any other material relationship between any selling stockholder and Conceptus in the past three years, other than as a result of ownership of shares.

                              PLAN OF DISTRIBUTION

                  We are registering the shares on behalf of the selling stockholders. When we use the term "selling stockholders" in this prospectus, it includes donees, pledgees and other transferees who are selling shares received after the date of this prospectus from a selling stockholder whose name appears in "The Selling Stockholders."

                  Selling stockholders may sell shares from time to time in a number of ways, including:

                  o  in block transactions;
                  o on the Nasdaq National Market or other national securities exchange on which the shares are traded;
                  o  in the over-the-counter market;
                  o  in negotiated transactions;
                  o through put or call option transactions relating to the shares;
                  o  through short sales of shares; or
                  o through a combination of these methods of sale, at market prices prevailing at the time of sale, at negotiated prices or at fixed prices.


                  The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, nor is there an underwriter or coordinating broker acting in connection with any proposed sale of shares by the selling stockholders. Certain of the selling stockholders have advised us that they are affiliates of broker-dealers and that they purchased the shares being offered under this prospectus in the ordinary course of their respective businesses.

                  The selling stockholders may sell shares in any manner permitted by law, including by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both. The compensation paid to a particular broker-dealer might be in excess of customary commissions.

                  The selling stockholders and any broker-dealers who act in connection with the sale of shares may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. Any commissions received by these broker-dealers and any profit on shares they resell while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulation provisions of Regulation M under the Exchange Act may apply to their sales in the market.

                  Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

                  If we are notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, under Rule 424(b) under the Securities Act. The prospectus supplement will disclose:

                  o the names of the selling stockholder and the participating broker-dealer(s);
                  o  the number of shares involved;
                  o  the price at which the shares were sold;
                  o the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;
                  o that the broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
                  o  other facts material to the transaction.

In addition, if we are notified by a selling stockholder that a donee, pledgee or other transferee intends to sell more than 500 shares, we will file a supplement to this prospectus if required by law.

                  We will pay all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will pay all brokerage commissions and similar selling expenses, if any, attributable to the sale of shares.

                  We have agreed to indemnify the selling stockholders against certain civil liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

                  The validity of the shares offered hereby will be passed upon for Conceptus by Latham & Watkins, Menlo Park, California.

                                     EXPERTS

                  Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

                  As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information set forth in the registration statement with respect to the shares and the exhibits and schedules to the registration statement. For further information about Conceptus and the shares, reference is made to the registration statement.

                  Conceptus is subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance with the Securities Exchange Act of 1934, files annual and quarterly reports, proxy materials and other information with the SEC. You can inspect and copy reports and other information filed by Conceptus with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0300. The SEC also maintains an internet site at http://www.sec.gov that contains reports and proxy and information statements regarding issuers, including Conceptus, that file electronically with the SEC.

                  The following documents are incorporated by reference in this prospectus:

         (a) Conceptus' Annual Report on Form 10-K for the year ended December 31, 2000, containing audited financial statements for each of the years in the three-year period ended December 31, 2000.

         (b) Conceptus' Quarterly Reports on Form 10-Q for the quarters ended on March 31, 2001, June 30, 2001, and September 30, 2001 filed with the SEC on May 10, 2001, August 13, 2001, and November 14, 2001, respectively.

         (c) The description of common stock contained in Conceptus' registration statement on Form 8-A (File No. 0-27596) filed with the SEC on December 26, 1995.

         (d) Conceptus' Current Reports on Form 8-K filed with the SEC on January 12, 2001, February 20, 2001, April 12, 2001, May 1,
                  2001, August 3, 2001, October 29, 2001, and November 8, 2001.

                  All documents we file under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of the offering of the shares shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from their dates of filing. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

                  Upon request, you may obtain without charge a copy of any or all of the documents incorporated by reference in this prospectus (other than exhibits to such documents which are not specifically incorporated by reference therein). Upon request, you may also obtain without charge copies of this prospectus, as amended or supplemented from time to time, and any other documents (or parts of documents) that constitute part of this prospectus under
Section 10(a) of the Securities Act of 1933. Requests for such copies should be addressed to Glen K. Furuta, Vice President, Finance and Administration and Chief Financial Officer, Conceptus, Inc., 1021 Howard Avenue, San Carlos, California 94070 (telephone number (650) 802-7240).

=================================================================               ================================================
We have not authorized any dealer,                                                             2,326,000 SHARES
salesperson or other person to give any
information or make any representations that
differ from what is contained in this
prospectus. You should not rely on any                                                          CONCEPTUS, INC.
unauthorized information. This prospectus
does not offer to sell or seek offers to buy
any shares in any jurisdiction in which it
is unlawful. The information in this                                                             COMMON STOCK
prospectus is current only as of its date.



       TABLE OF CONTENTS

                                                  Page                                        __________________
                                                  ----

Summary of Our Business ......................      2                                             PROSPECTUS
Risk Factors .................................      2
Special Note Regarding Forward                                                                __________________
  Looking Statements .........................     11
The Selling Stockholders .....................     12
Plan of Distribution .........................     14
Legal Matters ................................     16
Experts ......................................     16
Where You Can Find
  More Information ...........................     16





                                                                                              _____________, 2001




                                                                                ================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

                  The expenses relating to the registration of the shares will be borne by Conceptus. Such expenses are set forth in the table below.

                  Securities Act Registration Fee ..................   10,438
                  Nasdaq National Market Listing Fee ...............   17,500
                  Legal Fees and Expenses* .........................   50,000
                  Accounting Fees and Expenses* ....................    6,500
                  Transfer Agent's Fee .............................    1,500
                  Miscellaneous* ...................................    6,062
                                                                        -----
                  Total* ...........................................  $92,000
                                                                       ======

                  *  Estimated.

Item 15.  Indemnification of Directors and Officers.

                  Conceptus' Amended and Restated Certificate of Incorporation provides that to the fullest extent permitted by the Delaware General Corporation Law, a director of Conceptus shall not be personally liable to Conceptus or its stockholders for monetary damages for breach of fiduciary duty as a director. Under current Delaware law, liability of a director may not be limited (i) for any breach of the director's duty of loyalty to Conceptus or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derives an improper personal benefit. The effect of the provision of Conceptus' Amended and Restated Certificate of Incorporation is to eliminate the rights of Conceptus and its stockholders (through stockholders' derivative suits on behalf of Conceptus) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through
(iv) above. This provision does not limit or eliminate the rights of Conceptus or any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, Conceptus' Amended and Restated Certificate of Incorporation provides that Conceptus shall indemnify to the fullest extent permitted by law its directors, officers and employees and persons serving at any other enterprise as a director, officer or employee at Conceptus' request against losses incurred by any such person by reason of the fact that such person was acting in such capacity.

                  In addition, Conceptus has entered into agreements with certain directors and officers of Conceptus pursuant to which Conceptus has agreed to indemnify such persons against expenses (including attorneys' fees), judgments, fines and certain amounts paid in settlement actually and reasonably incurred by such indemnified person if such person is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such indemnified person is or was a director, officer, employee or agent of Conceptus or any subsidiary of Conceptus, due to any action or inaction on the part of the indemnified person while an officer or director, or because the indemnified person is or was serving at the request of Conceptus as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, so long as such indemnified person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Conceptus and, with respect to any criminal action or proceeding, if such indemnified person had no reasonable cause to believe his or her conduct was unlawful. The agreements also provide that such indemnified persons will be entitled to an advance of expenses to meet the obligations indemnified against as set forth above.

Item 16.  Exhibits.

                  The following documents are filed as part of this registration statement.

Exhibit Number    Description
--------------    -----------

     4.1*         Form of Stock Purchase Agreement by and among Conceptus, Inc.
                  and the selling stockholders.

     5.1*         Opinion of Latham & Watkins.

    23.1          Consent of Ernst & Young LLP, independent auditors.

    23.2 Consent of Latham & Watkins (included in its opinion filed as Exhibit 5.1).

    24.1*         Power of Attorney (included on signature page).


-------------

*     Previously filed.


Item 17.  Undertakings.

(a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any derivation from the low end or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously discussed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


                  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Carlos, State of California, on December 20, 2001.


                                                  CONCEPTUS, INC.,
                                                  a Delaware corporation

                                                  By: /s/ Steven Bacich
                                                      --------------------------
                                                      Steven Bacich
                                                      President and CEO


                  Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities and on the dates indicated.



         Signature                                 Title                                     Date
         ---------                                 -----                                     ----
                                            Chairman of the Board
-------------------------                        of Directors
Kathryn Tunstall


 /s/ Steven Bacich                              President and CEO                        December 20, 2001
-------------------------                         and Director
Steven Bacich                             (Principal Executive Officer)


             *                             Vice President, Finance &                     December 20, 2001
-------------------------                   Administration and Chief
Glen K. Furuta                                  Financial Officer
                                            (Principal Financial and
                                               Accounting Officer)

             *                                      Director                             December 20, 2001
-------------------------
Marie-Helene Plais


             *                                      Director                             December 20, 2001
-------------------------
Sanford Fitch


             *                                      Director                             December 20, 2001
-------------------------
Florence Comite


             *                                      Director                             December 20, 2001
-------------------------
Richard D. Randall

*By:  /s/ Steven Bacich
      -----------------
      Steven Bacich
      Attorney-in-fact

                                  EXHIBIT INDEX

 Exhibit Number                      Description
 --------------                      -----------

    4.1*           Form of Stock Purchase Agreement by and among Conceptus, Inc.
                   and the selling stockholders.

    5.1*           Opinion of Latham & Watkins.

   23.1            Consent of Ernst & Young LLP, independent auditors.

   23.2 Consent of Latham & Watkins (included in its opinion filed as Exhibit 5.1).

   24.1*           Power of Attorney (included on signature page).


-----------------
*   Previously filed.